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                                                                   EXHIBIT 10.21


         Amendment to Section 6. Option Prices of the 1999 Stock Option Plan

6.       Option Prices.

The purchase price of the Common Stock under each option shall not be less than 100% of the fair market value of the stock at the time of the granting of the option. Such fair market value shall generally be considered to be the mean between the high and low prices of the Company's Common Stock as traded on the New York Stock Exchange on the day the option is granted; provided, however, that the Committee may adopt any other criterion for the determination of such fair market value as it may determine to be appropriate. The purchase price is to be paid in full upon the exercise of the option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company of shares of the Common Stock of the Company, owned by the optionee and registered in his name, having a fair market value equal to the cash exercise price of the option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations, or (iii) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof; provided that, no shares of Common Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (i) such shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since such prior Incentive Stock Option was granted. In addition, in the discretion of the Committee, the optionee may effect a "cashless exercise" of an option in lieu of paying the option price in cash or shares of Common Stock of the Company owned by the optionee, by surrendering the option for that number of shares of Common Stock determined by multiplying the number of option shares to which he would otherwise be entitled by a fraction, the numerator of which is the excess of the then-current fair market value per share of the Common Stock over the exercise price, and the denominator of which is the then-current fair market value per share of Common Stock. The proceeds of sale of stock subject to option are to be added to the general funds of the Company or to the shares of the Common Stock of the Company held in its Treasury, and used for its corporate purposes as the Board of Directors shall determine.